As filed with the Securities and Exchange Commission on October 20, 2005	Registration No. 333 – 126772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment

No. 1

to

FORM S-4

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SPACEHAB, Incorporated

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	3760 (Primary standard industrial classification code number)	91-1273737 (I.R.S. Employer Identification No.)

12130 State Highway 3, Building 1

Webster, Texas 77598-1504

(713) 558-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael E. Kearney

12130 State Highway 3, Building 1

Webster, TX 77598

(713) 558-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur S. Berner Haynes and Boone, LLP 1221 McKinney Street, Suite 2100 Houston, Texas 77010 Telephone: (713) 547-2526 Facsimile: (713) 236-5652	Rick C. Madden Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 Telephone: (213) 687-5000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
5.5% Senior Convertible Notes due 2010	$63,250,000	100%	$63,250,000	$7,445(1)
Common Stock, no par value	42,166,667(2)	(3)	(3)	(3)

(1)	This fee was previously paid in connection with the filing of the initial registration statement on July 21, 2005.
(2)	Represents the total number of shares of common stock, and associated rights, if any, of SPACEHAB, Incorporated that are initially issuable upon conversion of the new 5.5% Senior Convertible Notes due 2010 registered hereby at the initial conversion price of $1.50 per share. The conversion price is subject to adjustment upon the occurrence of stock dividends, stock splits and other events described in the indenture for the new 5.5% Senior Convertible Notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares of common stock that may become issuable upon conversion of the new 5.5% Senior Convertible Notes as a result of any such adjustments.
(3)	No separate fee is payable pursuant to Rule 457(i) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statement on Form S-4 of SPACEHAB, Incorporated (333-126772) is to modify certain terms of SPACEHAB’s offer to exchange and consent solicitation. In general, the Amendment does the following:

•	Decreases from $60,087,500 to $50,600,000 the minimum aggregate principal amount of outstanding notes that needs to be tendered pursuant to the offer to exchange;
•	Decreases the conversion price for the Exchange Notes from a range of $2.12 to $2.50 to a fixed price of $1.50 and modifies the conversion procedures;
•	Decreases the target price per share of our common stock that triggers mandatory conversion of the Exchange Notes from $3.25 to $1.95, if our common stock exceeds this target for 20 consecutive trading days;
•	Adds a covenant placing restrictions on the sale of or liens upon Astrotech Space Operations, Inc., Astrotech Florida Holdings, Inc. and their respective assets; and
•	Extends the expiration date of the offer to exchange and consent solicitation until 5:00 p.m., New York City time, on November 16, 2005, subject to further extension.

We encourage you to read the prospectus supplement together with the original prospectus for a complete description of the exchange offer and consent solicitation, and the Exchange Notes.

The information in this prospectus supplement is not complete and may be changed. We may not complete the exchange offer and issue theses securities until the amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 20, 2005

Prospectus Supplement
(To prospectus dated September 2, 2005)	Registration Statement No. 333-126772

SPACEHAB, Incorporated

Supplement to

Offer to Exchange and Consent Solicitation

in Respect of 5.5% Senior Convertible Notes due 2010

for

Any and All Outstanding 8% Convertible Subordinated Notes due 2007

($63,250,000 in principal amount outstanding)

This prospectus supplement relates to the prospectus dated September 2, 2005, relating to the offer to exchange and consent solicitation of up to $63,250,000 of our outstanding 8% Convertible Subordinated Notes due 2007 for an equal aggregate principal amount of 5.5% Senior Convertible Notes due 2010. We have amended the terms of the notes being offered to fix the conversion price at $1.50.

Except as described herein, all other terms of the exchange offer and consent solicitation, and the exchange notes remain the same.

Extension of the Exchange Offer and Consent Solicitation. The exchange offer and consent solicitation will now expire at 5:00 p.m., New York City time, on November 16, 2005, unless further extended. At the close of business on October 19, 2005, holders had tendered and not withdrawn $43,656,000 aggregate principal amount of outstanding notes, which represents approximately 69.0% of the outstanding notes.

Conditions. Additionally, we have revised the exchange offer and consent solicitation to reduce the minimum of aggregate principal amount of outstanding notes that need to be tendered and not withdrawn by holders prior to the expiration of the exchange from $60,087,500 to $50,600,000.

This prospectus supplement amends, modifies and supercedes certain information included in the original prospectus to reflect the change in minimum condition, a change in the conversion price and procedures, a change in the target price that triggers mandatory conversion, the addition of a covenant placing restrictions on the sale of and the placement of liens on Astrotech Space Operations, Inc., Astrotech Florida Holdings, Inc. and their respective assets, and the change to the expiration date. This prospectus supplement should be read in conjunction with the original prospectus.

The Exchange Notes

Conversion. The exchange notes are convertible into our common stock at a conversion price of $1.50 per share. The exchange notes will be automatically converted into shares of our common stock at a conversion price of $1.50 per share if the closing price of our common stock exceeds $1.95 per share for 20 consecutive trading days at any time prior to the maturity date of the exchange notes.

Covenants. The new indenture for the exchange notes will contain an additional covenant restricting our ability to sell or place liens upon Astrotech Space Operations, Inc., Astrotech Florida Holdings, Inc. and their respective assets.

See “Risk Factors” beginning on page 5 of the prospectus supplement for a discussion of certain risks that have been amended and that you should consider before participating in the exchange offer and consent solicitation.

If you have already tendered your outstanding notes pursuant to the exchange offer and consent solicitation and have not withdrawn such notes, you do not need to take any further action to participate in the exchange. If you wish to tender your outstanding notes, but have not yet done so, you should follow the instructions included in the letter of transmittal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October     , 2005

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Amended Terms of the Exchange Offer and Consent Solicitation

The discussion set forth in the original prospectus regarding the terms of the exchange offer is hereby modified, amended and supplemented as follows:

Conditions

The exchange offer and consent solicitation is subject to various conditions, including that at least $50,600,000 in aggregate principal amount of outstanding notes be validly tendered and not withdrawn by the holders at the expiration date of the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time, on November 16, 2005, unless we, in our sole discretion, extend the exchange offer and consent solicitation, in which case the term “expiration date” shall mean the latest date to which the exchange offer and consent solicitation is extended.

Procedures for Tendering

If you have already tendered your outstanding notes pursuant to the exchange offer and consent solicitation and have not withdrawn, and do not wish to withdraw, such notes, you do not need to take any further action to participate in the exchange. If you wish to tender your outstanding notes, but have not yet done so, you should follow the instructions included in the letter of transmittal, a new copy of which has been provided for convenience.

Withdrawal of Tenders

As a result of the extension of the exchange offer and consent solicitation, and except as otherwise provided in the prospectus or this prospectus supplement, tenders of outstanding notes may be withdrawn prior to 5:00 p.m., New York City time, on November 16, 2005.

DESCRIPTION OF THE EXCHANGE NOTES

Amended Terms of the Exchange Notes

The discussion set forth in the original prospectus regarding the terms of the exchange notes is hereby modified, amended and supplemented as follows:

Conversion Rights

Optional Conversion

Subject to the satisfaction of the conditions described under “Description of the Exchange Notes–Conversion Rights–Conversion Procedures” of the prospectus and subject to the conditions described under “Description of the Exchange Notes–Conversion Rights–General” of the prospectus, holders will be able to convert their exchange notes into our common stock at their option at a conversion price of $1.50 per share, which is equivalent to a conversion rate of approximately 667 shares for each $1,000 principal amount of exchange notes converted.

In addition to the other requirements for conversion, the exchange notes may only be converted at the option of the holders if the closing sale price of our common stock on the trading day immediately preceding the date of notice of conversion equals or exceeds $1.50, the conversion price of the exchange notes.

Mandatory Conversion

We will automatically convert all of the exchange notes at the conversion price of $1.50, as such price may be adjusted as described in “Description of the Exchange Notes–Conversion Rights–Adjustments to Conversion Price” of the prospectus, at any time on or prior to maturity if the closing sale price of our common stock has exceeded $1.95, or 130% of the conversion price of $1.50, as such price may be adjusted, for at least 20 consecutive trading days.

Certain Covenants

Limitation on Disposition of Astrotech Assets

If we or any of our Subsidiaries engage in an Astrotech Sale, then we shall apply all of the Net Cash Proceeds therefrom within 90 days of such Astrotech Sale as follows:

(A) first, to repay or repurchase Senior Secured Indebtedness secured by the Property that was disposed in such Astrotech Sale, provided that the related loan commitment is thereby permanently reduced by such amount of Senior Secured Indebtedness repaid or repurchased,

(B) second, to repay or repurchase the Indebtedness under the Credit Agreement, provided that the related loan commitment is thereby permanently reduced by such amount of Indebtedness under the Credit Agreement repaid or repurchased by this covenant, and

(C) third, to redeem outstanding exchange notes in cash at the redemption price then in effect.

We and our Subsidiaries shall not engage in any Astrotech Sale unless (a) 100% of the consideration received in connection with such disposition consists of cash or Cash Equivalents and the assumption of Senior Secured Indebtedness of an Astrotech Subsidiary (provided that the amount of any Senior Secured Indebtedness of such Astrotech Subsidiary that is expressly assumed by a transferee in an Astrotech Sale is unconditionally released by the holder of such Senior Secured Indebtedness and shall be deemed to constitute repayment for the purposes of the preceding paragraph and shall also be deemed a permanent reduction in the amount of such Senior Secured Indebtedness).

Notwithstanding the foregoing, all Net Cash Proceeds from an Event of Loss (other than the proceeds of any business interruption insurance) shall be used within 365 days of receipt of such Net Cash Proceeds as follows:

(1) first, to repay or repurchase Senior Secured Indebtedness secured by the Property that was disposed in such Event of Loss, provided that the related loan commitment is thereby permanently reduced by such amount of Senior Secured Indebtedness repaid or repurchased by this covenant, and

(2) second, to make: (i) capital expenditures or (ii) investments in assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of our Board of Directors will immediately constitute or be a part of or useful in a Related Business immediately following such transaction, and

(3) third, to repay or repurchase the Indebtedness under the Credit Agreement, provided that the related loan commitment is thereby permanently reduced by such amount of Indebtedness under the Credit Agreement repaid or repurchased by this covenant, and

(4) fourth, to redeem exchange notes as described in clause (C) above.

This covenant will terminate when $1,000,000 aggregate principal amount or less of our 8% convertible subordinated notes due 2007 is outstanding.

This covenant may be amended and waived with the consent of a majority in principal amount of the outstanding exchange notes.

Limitation of Liens on Astrotech Assets

Neither we nor any of our Subsidiaries will create, assume or permit to exist any Lien, except Permitted Liens, upon (a) any Capital Stock of an Astrotech Subsidiary held by us or any of our Subsidiaries or (b) any of the Property of the Astrotech Subsidiaries. The foregoing covenant shall not apply to any Lien securing Acquired Indebtedness, provided that any such Liens extend only to the Properties that were subject to such Lien prior to the related acquisition by us or our Subsidiaries and was not created, incurred or assumed in contemplation of such transaction.

This covenant will terminate when $1,000,000 aggregate principal amount or less of our 8% convertible subordinated notes due 2007 is outstanding.

This covenant may be amended and waived with the consent of a majority in principal amount of the outstanding exchange notes.

Certain Definitions

“Astrotech Subsidiaries” means Astrotech Space Operations, Inc., a Delaware corporation, and Astrotech Florida Holdings, Inc., a Florida corporation. Individually, each shall be an “Astrotech Subsidiary.”

“Astrotech Property” means any real property, including improvements and fixtures thereon, owned or leased by an Astrotech Subsidiary as of the Issue Date.

“Astrotech Sale” means any sale, issuance, assignment, conveyance, transfer, lease, sale-leaseback, dividend or other disposition to any person (including, without limitation, by way of merger or consolidation), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of an Astrotech Subsidiary held by us or any of our Subsidiaries or (b) any Astrotech Property.

“Event of Loss” means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Net Cash Proceeds” means, with respect to any Astrotech Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to us or Astrotech), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Astrotech Sale, (ii) provisions for all taxes payable as a result of such Astrotech Sale, and (iii) amounts required to be paid to any person (other than us or Astrotech) owning a beneficial interest in the Property subject to the Astrotech Sale.

“Permitted Lien” means, without duplication:

(A)	Liens existing as of the Issue Date;

(B)	Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the holders of the exchange notes than the terms of the Liens securing such Indebtedness refinanced, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

(C)	Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on our books in accordance with GAAP;

(D)	Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(E)	Liens securing Acquired Indebtedness existing at the time of the consummation of such acquisition provided, that such Liens extend only to the Property that was subject to such Lien prior to such acquisition and were not created, incurred or assumed in contemplation thereof;

(F)	Liens in our favor; and

(G)	Liens resulting from any judgment, decree, court order or award, to the extent not otherwise resulting in an event of default and any Liens that are required to perfect or enforce any rights in any administrative, arbitration or other court proceedings.

“Property” means, with respect to any person, any interest of such person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other person.

“Related Business” means the business conducted (or proposed to be conducted) by us and our Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of our Board of Directors are related businesses.

“Senior Secured Indebtedness” means our Indebtedness that is secured by a Lien that is not otherwise prohibited by the new indenture.

RISK FACTORS

The following risk factor, appearing on page 25 of the prospectus under “–Risks Related to the Exchange Notes”, is hereby amended in its entirety to read as follows:

A single beneficial owner will own more than a majority of the exchange notes. The exchange notes controlled by this owner will be convertible into greater than approximately 49.1% of our common stock.

SMH Capital Advisors, Inc., is a registered investment advisor who currently has been given discretionary authority to sell, tender or exchange an aggregate principal amount of $40,366,000 of the outstanding notes by the beneficial owners of those outstanding notes. While SMH Capital Advisors’ ability to control the outstanding notes under its management is subject to certain limitations, including any specific directions of any beneficial owner relating to those outstanding notes or the transfer of such outstanding notes out of the account managed by SMH Capital Advisors, SMH Capital Advisors has previously expressed its intent to tender all outstanding notes under the prior terms of the exchange offer under its management at the time of the closing of the exchange offer. If all outstanding notes are tendered and validly accepted, then SMH Capital Advisors will control, on behalf of its clients, approximately 63.8% of the then outstanding exchange notes and, as such, would be able to control the outcome of matters submitted to the holders of exchange notes for approval that do not require the approval of all holders, including certain amendments to the terms of the notes or waivers of certain defaults.

Furthermore, if all of the exchange notes were converted into our common stock and all shares of our preferred stock were converted into our common stock at a conversion price of $1.50 per share, including those under management by SMH Capital Advisors, then SMH Capital Advisors would have the ability, on behalf of its clients and subject to certain limitations, to vote approximately 49.1% of our shares of common stock and, as such, would have the ability, to a significant extent, to affect the outcome of all matters required to be submitted to our shareholders for approval, including decisions relating to the election of directors and our ability to be acquired and other significant corporate transactions.

The following risk factor should be added under the heading “–Risks Related to the Exchange Notes”:

The indenture governing the exchange notes will contain a covenant restricting our ability to sell or place liens upon our Astrotech subsidiaries or their assets, which may adversely affect sources of capital available to us and our ability to meet our obligations.

The indenture governing the exchange notes will contain a covenant that requires us to apply the proceeds from the disposition of Astrotech Space Operations, Inc. and Astrotech Florida Holdings, Inc. or their respective assets prior to the repayment of the outstanding notes towards repayment of our senior secured indebtedness, our revolving credit facility and the exchange notes. In addition, we will be restricted in our ability to use these subsidiaries and any of their assets as collateral to secure any new indebtedness. We believe that the assets of these subsidiaries, particularly their real property assets, comprise a substantial part of the value of the assets that we own. If the exchange offer is completed and only the minimum aggregate principal amount of outstanding notes are tendered, then approximately $12,650,000 of the outstanding notes will remain outstanding and will be due and payable in October 2007. We cannot give any assurance that our cash flows will be adequate to repay those notes when they become due. A default on our repayment of any remaining outstanding notes would cause an event of default under the exchange notes. Because the restrictions in the new indenture will limit our ability to use our Astrotech subsidiaries and their assets as a source of liquidity, these restrictions could adversely affect our ability to meet our obligations, including our obligations with respect to any outstanding notes that are not tendered in the exchange offer.

COMPANY INFORMATION

We filed our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 on September 22, 2005, and an amendment to our Annual Report on October 5, 2005, and current reports on Form 8-K on September 30, 2005, October 5, 2005 and October 11, 2005. This information is incorporated by reference into the original prospectus. See “Where You Can Find More Information”. Our ratio of earnings to fixed charges, as described in “Ratio of Earnings to Fixed Charges” in the original prospectus, for the year ended June 30, 2005 was x1.81. On October 18, 2005, the last reported sale price of our common stock on The NASDAQ National Market was $0.98.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we have filed with the SEC on July 21, 2005. You should read this prospectus supplement and the information incorporated by reference, including the exhibits to the registration statement.

We file annual, quarterly, and current reports; proxy statements; and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our filings are located in the EDGAR database on that website. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

All of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports as well as other filings we make pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 are also available free of charge through our Internet website. The address of our Internet website is www.spacehab.com. Our SEC filings are available through our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. However, information on our website is not incorporated by reference.

We “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that was filed prior to the date of this prospectus that is updated or superceded by information contained in this prospectus is considered a part of this prospectus only as so updated or superceded. Information that we later file with the SEC will automatically update and supersede the information contained in this prospectus and the documents incorporated by reference. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed on September 22, 2005, as amended on October 5, 2005;

•	Our Current Reports on Form 8-K filed on and September 30, 2005, October 5, 2005 and October 11, 2005 (to the extent these items were “filed” with the SEC and not “furnished”);

•	Our Proxy Statement on Schedule 14A for our 2004 Annual Meeting filed on October 28, 2004; and

•	The description of our common stock, no par value per share, contained in our Registration Statement on Form S-1 filed on October 5, 1995.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may request a copy of this information at no cost by writing or telephoning us at the following address and telephone number: Attention: Investor Relations, SPACEHAB, Incorporated, 12130 State Highway 3, Building 1, Webster, Texas 77598, telephone: (713) 558-5000.

The exchange offer and consent solicitation is expected to expire at 5:00 p.m., New York City time, on November 16, 2005 and you must make your exchange decision by this expiration date. To obtain timely delivery of the requested information, you must request this information by November 7, 2005 or the date that is no later than five business days before the expiration date.

In making your decision regarding participation in the exchange offer and consent solicitation, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in places where offers and sales are not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement, or that information incorporated by reference into this prospectus supplement is accurate as of any date other than the date such information was filed with the SEC. Our business, financial condition, results of operations, and prospects may have changed since that date.

The Exchange Agent for the exchange offer and consent solicitation is:

Wachovia Bank, National Association

Customer Information Center

Corporate Trust Operations-NC1153

1525 West W.T. Harris Boulevard – 3C3

Charlotte, NC 28262-1153

Attention: Marsha Rice

Telephone: (704) 590-7413

Facsimile: (704) 590-7628

The Information Agent for the exchange offer and consent solicitation is:

CapitalBridge

111 River Street, 10th Floor

Hoboken, NJ 07030

Attention: Aaron Dougherty

Telephone: (877) 746-3583 (toll-free)

(201) 499-3500

Facsimile: (201) 499-3600

The Co-Dealer Managers for the exchange offer and consent solicitation are:

Jefferies & Company, Inc. 520 Madison Avenue New York, New York 10022 Attn: Henry Hsu Telephone: (212) 284-1723 Facsimile: (212) 284-2114	and	Sanders Morris Harris 600 Travis, Suite 3100 Houston, Texas 77002 Attn: William E. Page Telephone: (713) 220-5143 Facsimile: (713) 250-4294

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

SPACEHAB, Incorporated is organized under the laws of the State of Washington. Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act provide that a corporation may indemnify an individual who is made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) the individual conducted himself or herself in good faith; and (2) the individual reasonably believed: (i) in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation’s best interest; and (ii) in all other cases, that the conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by him or her. Indemnification is mandatory for an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter, against reasonable expenses incurred in connection with the proceeding. A Washington corporation may indemnify an officer, agent or employee to the same extent as a director.

SPACEHAB, Incorporated’s restated articles of incorporation provide that the corporation shall indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director or officer of the corporation. The board of directors of the corporation has discretion to provide the same indemnification as to directors and officers to any employee or agent of the corporation. The indemnification covers reasonable expenses, including counsel fees, judgments, decrees, fines, penalties and amounts paid in settlement, incurred in connection with the action, suit or proceeding, subject to the standard of conduct as set forth in the Washington Business Corporation Act as outlined above. No indemnification is allowed in respect to any claim, issue or matter as to which the person seeking indemnification has been adjudged liable for (i) negligence or misconduct in the performance of his duty to the corporation, unless and to the extent a court of competent jurisdiction determines that such person is entitled to indemnification, or (ii) violating any of the terms and provisions of Section 16 of Securities Exchange Act of 1934, as amended, or any rules and regulations promulgated thereunder. The indemnification provisions in the restated articles of incorporation are nonexclusive of any other rights to which the person seeking indemnification may be entitled under any law, bylaw, or agreement.

The articles of incorporation of SPACEHAB, Incorporated provide that the corporation may, and the bylaws of SPACEHAB, Incorporated provide that the corporation shall, indemnify any person made or threatened to be made a party to any proceeding, whether brought in the right of the corporation or otherwise, by reason of the fact that such person is or was an officer or director of the corporation, to the full extent permitted by the Washington Business Corporation Act. The corporation may purchase and maintain indemnification insurance for any person to the extent provided by applicable law.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.		Description
(1)		Underwriting Agreement*

(2)		Plan of acquisition*

(4)		Instruments Defining the Rights of Security Holders, including Indentures

	4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended**

	4.2	Bylaws of the Registrant (incorporated by reference to the Registrant’s registration statement on Form S-1, File No. 33- 97812, and all amendments thereto, filed with the Securities and Exchange Commission on October 5, 1995)

	4.3	Designation of Rights, Terms and Preferences of Series B Senior Convertible Preferred Stock of the Registrant**

	4.4	Preferred Stock Purchase Agreement between the Registrant and DaimlerChrysler Aerospace AG dated as of August 2, 1999 (incorporated by reference to Exhibit 4.2 of the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 1999)

	4.5	Registration Rights Agreement between the Registrant and DaimlerChrysler Aerospace AG dated as of August 5, 1999 (incorporated by reference to Exhibit 4.3 of the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 1999)

	4.6	Indenture dated as of October 15, 1997 between the Registrant and First Union National Bank, as Trustee, relating to the Registrant’s 8% Convertible Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-43221) filed with the Securities and Exchange Commission on December 24, 1997)

	4.7	Form of Indenture between the Registrant and Wachovia Bank, National Association, as Trustee, relating to the Registrant’s 5.5% Senior Convertible Notes due 2010**

(5)		Opinion Regarding Legality

	5.1	Opinion of Haynes and Boone, LLP**

(8)		Opinion Regarding Tax Matters

	8.1	Opinion of Haynes and Boone, LLP**

(10)		Material Contracts

	10.1	Amended and Restated Representation Agreement, dated August 15, 1995, by and between the Registrant and Mitsubishi Corporation**

	10.2	Amended and Restated Representation Agreement—Revision I, dated January 13, 2004, by and between the Registrant and Mitsubishi Corporation**

Exhibit No.	Description
10.3	Letter Agreement dated August 15, 1995, by and between the Registrant and Mitsubishi Corporation (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-97812) filed with the Securities and Exchange Commission on October 5, 1995)

10.4	SPACEHAB, Incorporated 1995 Directors’ Stock Option Plan as amended and restated effective October 21, 1997 (incorporated by reference to Exhibit B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 12, 1997)

10.5	Office Building Lease Agreement, dated October 6, 1993, between Astrotech and the Secretary of the Air Force (Lease number SPCVAN – 2-94-001) (incorporated by reference to Exhibit 10.52 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1997 filed with the Securities and Exchange Commission on September 12, 1997)

10.6	SPACEHAB, Incorporated 1994 Stock Incentive Plan as amended and restated effective October 14, 1999 (incorporated by reference to Exhibit 10.90 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1999 filed with the Securities and Exchange Commission on September 17, 1999)

10.7	Agreement, dated September 30, 2004, between the Registrant and Dr. Shelley A. Harrison**

10.8	Lease for property at 300 D Street, SW, Suite #814, Washington, DC, dated as of December 16, 1998, by and between the Registrant and The Washington Design Center, LLC**

10.9	Sublease Agreement, dated as of July, 2002, between the Registrant and The Boeing Company**

10.10	SPACEHAB, Incorporated 1997 Employee Stock Purchase Plan (incorporated by reference to Exhibit C of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 12, 1997)

10.11	Agreement between Astrotech Space Operations, Inc. and McDonnell Douglas Corporation, dated January 7, 2000 (incorporated by reference to Exhibit 10.103 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the Securities and Exchange Commission on May 12, 2000)

10.12	Agreement between Astrotech Space Operations, Inc. and Lockheed Martin Commercial Launch Services, Inc., dated January 24, 2000 (incorporated by reference to Exhibit 10.104 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the Securities and Exchange Commission on May 12, 2000)

10.13	Credit Agreement dated as of August 30, 2001 by and between Astrotech Florida Holdings, Inc. and SouthTrust Bank (incorporated by reference to Exhibit 10.114 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the Securities and Exchange Commission on November 8, 2001)

10.14	Employment and Non-Interference Agreement, dated as of April 1, 2003, between the Registrant and Michael E. Kearney (incorporated by reference to Exhibit 10.119 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the Securities and Exchange Commission on May 14, 2003)

Exhibit No.	Description
10.15	First Amendment to the Credit Agreement dated as of August 30, 2001 by and between Astrotech Florida Holdings, Inc. and SouthTrust Bank (incorporated by reference to Exhibit 10.122 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 filed with the Securities and Exchange Commission on February 13, 2004)

10.16	Employment and Non-Interference Agreement, dated as of January 9, 2004, between the Registrant and Brian K. Harrington (incorporated by reference to Exhibit 10.123 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission on May 12, 2004)

10.17	50 Year Lease, dated as of February 1, 1991, between the Registrant and Canaveral Port Authority**

10.18	Commercial Contract, dated as of March 3, 2005, between the Registrant and Tamir Silvers, LLC**

10.19	Lease Agreement, dated as of February 18, 2005, between the Registrant and R & H Investments, a California partnership**

10.20	Fixed Price Subcontract 889208 for Wideband Gapfiller Satellite Program Launch Site Payload Processing Facilities and Services, dated as of January 18, 2005, between Boeing Satellite Systems, Inc. and Astrotech Space Operations, Inc.**

10.21	Purchase Order 3H03105, dated as of July 14, 2003, between the Registrant and The Boeing Company**

10.22	Loan Agreement, dated as of February 11, 2005, between the Registrant and First American Bank, SSB (incorporated by reference to Exhibit 10.125 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 filed with the Securities and Exchange Commission on February 14, 2005)

10.23	Letter Contract No. GF80726B11, dated as of February 18, 2004, between the Registrant and Lockheed Martin Corporation**

10.24	ISS Program Integration and Control Contract, between SPACEHAB Government Services, Inc. and ARES Corporation**

10.25	Contract No. SHI-SFS-03001 for Thermal Conditioning Service for Granada Crystallzation Facilities, dated as of December 18, 2003, between the Registrant and V.J.F. Russian Consulting, Ltd.**

10.26	Consulting Agreement No. 2004-006-SHI-SFS, dated as of June 1, 2004, between the Registrant and V.J.F. Russian Consulting, Ltd.**

10.27	Asset Purchase Agreement, dated as of December 19, 2000, between the Registrant and Astrium GmbH.**

10.28	Amendment No. 1 to Asset Purchase Agreement, dated as of December 19, 2000, between the Registrant and Astrium GmbH, dated July 3, 2001**

10.29	Lease Agreement, dated as of February 28, 2001, between the Registrant and Astrium GmbH**

Exhibit No.	Description
10.30	Binding Term Sheet, dated as of December 19, 2001, between the Registrant and Astrium GmbH, amending the Lease Agreement, dated as of February 28, 2001, between the Registrant and Astrium GmbH**

10.31	Lease Agreement, dated as of July 3, 2001, between the Registrant and Astrium GmbH**

10.32	Agreement No. 48801 for Provision of Payload Processing Facilities and Support in Conjunction with Commercial Atlas Launches, between Astrotech Space Operations, Inc. and Lockheed Martin Commercial Launch Services, Inc.**

10.33	Contract No. NNK04LA75C, dated as of July 2, 2004, between Astrotech Space Operations, Inc. and John F. Kennedy Space Center, NASA**

10.34	Agreement and Statement of Work, dated as of April 25, 1996 and as amended by Amendment No. 3 as of December 6, 2002, between Astrotech Space Operations, Inc. and Sea Launch Company, L.L.C.**

10.35	Employment and Non-Interference Agreement, dated as of May 12, 2005, between the Registrant and Michael E. Bain**

10.36	Employment and Non-Interference Agreement, dated as of May 12, 2005, between the Registrant and E. Michael Chewning**

10.37	Settlement Agreement and Mutual Release of All Claims, dated as of May 25, 2005, among the Registrant and Lloyd’s of London, Goshawk Syndicate No. 102, Euclidian Syndicate No. 1243, Ascot Underwriting Ltd. Syndicate No. 1414, and R.J. Kiln Syndicate No. 510**

10.38	Sublease Agreement, dated as of May 14, 2004, between the Registrant and Paragon Personnel, Inc.**

10.39	Lease No. SPCVAN-2-94-0001, between the Secretary of the Airforce and Astrotech Space Operations, L.P.**

10.40	Strategic Collaboration Agreement, dated as of August 5, 1999, between the Registrant and DaimlerChrysler Aerospace AG**

10.41	Guaranty Agreement, dated as of August 30, 2001, between the Registrant and Southtrust Bank**

10.42	Guaranty Agreement, dated as of August 30, 2001, between Astrotech Space Operations, Inc. and Southtrust Bank**

10.43	Stock Pledge and Security Agreement, dated as of August 30, 2001, between the Registrant and Southtrust Bank**

10.44	Stock Pledge and Security Agreement, dated as of August 30, 2001, between Astrotech Space Operations, Inc. and Southtrust Bank**

10.45	Assignment of CLIN 1 Rights, dated as of August 30, 2001, between Astrotech Space Operations, Inc. and Southtrust Bank**

10.46	Termination Agreement, dated as of June 1, 2004, between the Registrant and Vladimir J. Fishel**

Exhibit No.		Description
	10.47	Memorandum of Understanding, dated as of June 8, 2005, between the Registrant and SMH Capital Advisors, Inc.**

	10.48	Space Media, Inc. Stock Option Plan**

(11)		Statement regarding computation of per share earnings*

(12)		Statement regarding computation of ratios

	12.1	Computation of ratio of earnings to fixed charges

(13)		Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders*

(15)		Letter regarding unaudited interim financial information*

(16)		Letter regarding change in certifying accountant

	16.1	Letter from Ernst & Young LLP regarding change in certifying accountant, dated May 18, 2004 (incorporated by reference to Exhibit 16 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2004)

(23)		Consents of Experts and Counsel

	23.1	Consent of Haynes and Boone, LLP (included in Exhibits 5.1 and 8.1)**

	23.2	Consent of Grant Thornton LLP

	23.3	Consent of Ernst & Young LLP

(24)		Power of Attorney

	24.1	Powers of Attorney**

(25)		Statement of Eligibility of Trustee

	25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wachovia Bank, National Association, as Trustee**

(26)		Invitations for competitive bids*

(99)		Additional Exhibits

	99.1	Form of Letter of Transmittal

	99.2	Form of Notice of Guaranteed Delivery

*	Inapplicable.
**	Previously filed.

6

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Houston, state of Texas, on October 20, 2005.

SPACEHAB, INCORPORATED

By:	/S/ MICHAEL E. KEARNEY
Michael E. Kearney President and Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

	/S/ MICHAEL E. KEARNEY Michael E. Kearney	President and Chief Executive Officer and Director (Principal Executive Officer)

	/S/ BRIAN K. HARRINGTON* Brian K. Harrington	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

	/S/ DR. SHELLEY A. HARRISON* Dr. Shelley A. Harrison	Director, Chairman of the Board

	/S/ RICHARD S. BODMAN* Richard S. Bodman	Director

	/S/ DR. EDWARD E. DAVID, JR.* Dr. Edward E. David, Jr.	Director

	/S/ RICHARD M. FAIRBANKS* Richard M. Fairbanks	Director

	/S/ JAMES R. THOMPSON* James R. Thompson	Director

	/S/ ROSCOE MICHAEL MOORE, III* Roscoe Michael Moore, III	Director

	/S/ THOMAS BOONE PICKENS, III* Thomas Boone Pickens, III	Director

	/S/ BARRY A. WILLIAMSON* Barry A. Williamson	Director

	/S/ DR. STEFAN-FRITZ GRAUL* Dr. Stefan-Fritz Graul	Director

*By:	/S/ MICHAEL E. KEARNEY Pursuant to a previously filed power of attorney	Director

Exhibit Index

Exhibit No.		Description
(1)		Underwriting Agreement*

(2)		Plan of acquisition*

(4)		Instruments Defining the Rights of Security Holders, including Indentures

	4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended**

	4.2	Bylaws of the Registrant (incorporated by reference to the Registrant’s registration statement on Form S-1, File No. 33- 97812, and all amendments thereto, filed with the Securities and Exchange Commission on October 5, 1995)

	4.3	Designation of Rights, Terms and Preferences of Series B Senior Convertible Preferred Stock of the Registrant**

	4.4	Preferred Stock Purchase Agreement between the Registrant and DaimlerChrysler Aerospace AG dated as of August 2, 1999 (incorporated by reference to Exhibit 4.2 of the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 1999)

	4.5	Registration Rights Agreement between the Registrant and DaimlerChrysler Aerospace AG dated as of August 5, 1999 (incorporated by reference to Exhibit 4.3 of the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 1999)

	4.6	Indenture dated as of October 15, 1997 between the Registrant and First Union National Bank, as Trustee, relating to the Registrant’s 8% Convertible Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-43221) filed with the Securities and Exchange Commission on December 24, 1997)

	4.7	Form of Indenture between the Registrant and Wachovia Bank, National Association, as Trustee, relating to the Registrant’s 5.5% Senior Convertible Notes due 2010**

(5)		Opinion Regarding Legality

	5.1	Opinion of Haynes and Boone, LLP**

(8)		Opinion Regarding Tax Matters

	8.1	Opinion of Haynes and Boone, LLP**

(10)		Material Contracts

	10.1	Amended and Restated Representation Agreement, dated August 15, 1995, by and between the Registrant and Mitsubishi Corporation**

	10.2	Amended and Restated Representation Agreement—Revision I, dated January 13, 2004, by and between the Registrant and Mitsubishi Corporation**

Exhibit No.	Description
10.3	Letter Agreement dated August 15, 1995, by and between the Registrant and Mitsubishi Corporation (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-97812) filed with the Securities and Exchange Commission on October 5, 1995)

10.4	SPACEHAB, Incorporated 1995 Directors’ Stock Option Plan as amended and restated effective October 21, 1997 (incorporated by reference to Exhibit B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 12, 1997)

10.5	Office Building Lease Agreement, dated October 6, 1993, between Astrotech and the Secretary of the Air Force (Lease number SPCVAN – 2-94-001) (incorporated by reference to Exhibit 10.52 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1997 filed with the Securities and Exchange Commission on September 12, 1997)

10.6	SPACEHAB, Incorporated 1994 Stock Incentive Plan as amended and restated effective October 14, 1999 (incorporated by reference to Exhibit 10.90 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1999 filed with the Securities and Exchange Commission on September 17, 1999)

10.7	Agreement, dated September 30, 2004, between the Registrant and Dr. Shelley A. Harrison**

10.8	Lease for property at 300 D Street, SW, Suite #814, Washington, DC, dated as of December 16, 1998, by and between the Registrant and The Washington Design Center, LLC**

10.9	Sublease Agreement, dated as of July, 2002, between the Registrant and The Boeing Company**

10.10	SPACEHAB, Incorporated 1997 Employee Stock Purchase Plan (incorporated by reference to Exhibit C of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 12, 1997)

10.11	Agreement between Astrotech Space Operations, Inc. and McDonnell Douglas Corporation, dated January 7, 2000 (incorporated by reference to Exhibit 10.103 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the Securities and Exchange Commission on May 12, 2000)

10.12	Agreement between Astrotech Space Operations, Inc. and Lockheed Martin Commercial Launch Services, Inc., dated January 24, 2000 (incorporated by reference to Exhibit 10.104 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the Securities and Exchange Commission on May 12, 2000)

10.13	Credit Agreement dated as of August 30, 2001 by and between Astrotech Florida Holdings, Inc. and SouthTrust Bank (incorporated by reference to Exhibit 10.114 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the Securities and Exchange Commission on November 8, 2001)

10.14	Employment and Non-Interference Agreement, dated as of April 1, 2003, between the Registrant and Michael E. Kearney (incorporated by reference to Exhibit 10.119 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the Securities and Exchange Commission on May 14, 2003)

Exhibit No.	Description
10.15	First Amendment to the Credit Agreement dated as of August 30, 2001 by and between Astrotech Florida Holdings, Inc. and SouthTrust Bank (incorporated by reference to Exhibit 10.122 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 filed with the Securities and Exchange Commission on February 13, 2004)

10.16	Employment and Non-Interference Agreement, dated as of January 9, 2004, between the Registrant and Brian K. Harrington (incorporated by reference to Exhibit 10.123 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission on May 12, 2004)

10.17	50 Year Lease, dated as of February 1, 1991, between the Registrant and Canaveral Port Authority**

10.18	Commercial Contract, dated as of March 3, 2005, between the Registrant and Tamir Silvers, LLC**

10.19	Lease Agreement, dated as of February 18, 2005, between the Registrant and R & H Investments, a California partnership**

10.20	Fixed Price Subcontract 889208 for Wideband Gapfiller Satellite Program Launch Site Payload Processing Facilities and Services, dated as of January 18, 2005, between Boeing Satellite Systems, Inc. and Astrotech Space Operations, Inc.**

10.21	Purchase Order 3H03105, dated as of July 14, 2003, between the Registrant and The Boeing Company**

10.22	Loan Agreement, dated as of February 11, 2005, between the Registrant and First American Bank, SSB (incorporated by reference to Exhibit 10.125 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 filed with the Securities and Exchange Commission on February 14, 2005)

10.23	Letter Contract No. GF80726B11, dated as of February 18, 2004, between the Registrant and Lockheed Martin Corporation**

10.24	ISS Program Integration and Control Contract, between SPACEHAB Government Services, Inc. and ARES Corporation**

10.25	Contract No. SHI-SFS-03001 for Thermal Conditioning Service for Granada Crystallzation Facilities, dated as of December 18, 2003, between the Registrant and V.J.F. Russian Consulting, Ltd.**

10.26	Consulting Agreement No. 2004-006-SHI-SFS, dated as of June 1, 2004, between the Registrant and V.J.F. Russian Consulting, Ltd.**

10.27	Asset Purchase Agreement, dated as of December 19, 2000, between the Registrant and Astrium GmbH.**

10.28	Amendment No. 1 to Asset Purchase Agreement, dated as of December 19, 2000, between the Registrant and Astrium GmbH, dated July 3, 2001**

10.29	Lease Agreement, dated as of February 28, 2001, between the Registrant and Astrium GmbH**

Exhibit No.	Description
10.30	Binding Term Sheet, dated as of December 19, 2001, between the Registrant and Astrium GmbH, amending the Lease Agreement, dated as of February 28, 2001, between the Registrant and Astrium GmbH**

10.31	Lease Agreement, dated as of July 3, 2001, between the Registrant and Astrium GmbH**

10.32	Agreement No. 48801 for Provision of Payload Processing Facilities and Support in Conjunction with Commercial Atlas Launches, between Astrotech Space Operations, Inc. and Lockheed Martin Commercial Launch Services, Inc.**

10.33	Contract No. NNK04LA75C, dated as of July 2, 2004, between Astrotech Space Operations, Inc. and John F. Kennedy Space Center, NASA**

10.34	Agreement and Statement of Work, dated as of April 25, 1996 and as amended by Amendment No. 3 as of December 6, 2002, between Astrotech Space Operations, Inc. and Sea Launch Company, L.L.C.**

10.35	Employment and Non-Interference Agreement, dated as of May 12, 2005, between the Registrant and Michael E. Bain**

10.36	Employment and Non-Interference Agreement, dated as of May 12, 2005, between the Registrant and E. Michael Chewning**

10.37	Settlement Agreement and Mutual Release of All Claims, dated as of May 25, 2005, among the Registrant and Lloyd’s of London, Goshawk Syndicate No. 102, Euclidian Syndicate No. 1243, Ascot Underwriting Ltd. Syndicate No. 1414, and R.J. Kiln Syndicate No. 510**

10.38	Sublease Agreement, dated as of May 14, 2004, between the Registrant and Paragon Personnel, Inc.**

10.39	Lease No. SPCVAN-2-94-0001, between the Secretary of the Airforce and Astrotech Space Operations, L.P.**

10.40	Strategic Collaboration Agreement, dated as of August 5, 1999, between the Registrant and DaimlerChrysler Aerospace AG**

10.41	Guaranty Agreement, dated as of August 30, 2001, between the Registrant and Southtrust Bank**

10.42	Guaranty Agreement, dated as of August 30, 2001, between Astrotech Space Operations, Inc. and Southtrust Bank**

10.43	Stock Pledge and Security Agreement, dated as of August 30, 2001, between the Registrant and Southtrust Bank**

10.44	Stock Pledge and Security Agreement, dated as of August 30, 2001, between Astrotech Space Operations, Inc. and Southtrust Bank**

10.45	Assignment of CLIN 1 Rights, dated as of August 30, 2001, between Astrotech Space Operations, Inc. and Southtrust Bank**

10.46	Termination Agreement, dated as of June 1, 2004, between the Registrant and Vladimir J. Fishel**

Exhibit No.		Description
	10.47	Memorandum of Understanding, dated as of June 8, 2005, between the Registrant and SMH Capital Advisors, Inc.**

	10.48	Space Media, Inc. Stock Option Plan**

(11)		Statement regarding computation of per share earnings*

(12)		Statement regarding computation of ratios

	12.1	Computation of ratio of earnings to fixed charges

(13)		Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders*

(15)		Letter regarding unaudited interim financial information*

(16)		Letter regarding change in certifying accountant

	16.1	Letter from Ernst & Young LLP regarding change in certifying accountant, dated May 18, 2004 (incorporated by reference to Exhibit 16 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2004)

(23)		Consents of Experts and Counsel

	23.1	Consent of Haynes and Boone, LLP (included in Exhibits 5.1 and 8.1)**

	23.2	Consent of Grant Thornton LLP

	23.3	Consent of Ernst & Young LLP

(24)		Power of Attorney

	24.1	Powers of Attorney**

(25)		Statement of Eligibility of Trustee

	25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wachovia Bank, National Association, as Trustee**

(26)		Invitations for competitive bids*

(99)		Additional Exhibits

	99.1	Form of Letter of Transmittal

	99.2	Form of Notice of Guaranteed Delivery

*	Inapplicable.
**	Previously filed.